Exhibit 99.1

SHARECARE, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share and per share amounts)

	As of June 30, 2021	As of December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$42,842	$22,603
Accounts receivable, net (net of allowance for doubtful accounts of $5,227 and $5,707 respectively)	80,875	70,540
Other receivables	2,527	3,152
Prepaid expenses	9,558	3,876
Other current assets	1,835	1,521

Total current assets	137,637	101,692
Property and equipment, net	4,056	4,073
Other long term assets	19,982	6,226
Intangible assets, net	120,433	78,247
Goodwill	155,050	75,736

Total assets	$437,158	$265,974

Liabilities, Redeemable Non-Controlling Interest, Redeemable Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable	$30,483	$19,346
Accrued expenses and other current liabilities (Note 3)	54,999	41,058
Deferred revenue	30,409	9,907
Contract liabilities, current	4,300	4,045
Debt, current (Note 6 and 12)	1,157	1,011

Total current liabilities	121,348	75,367
Contract liabilities, noncurrent	3,983	6,261
Warrant liabilities	11,120	4,963
Long-term debt (Note 6 and 12)	166,834	173,769
Other long-term liabilities	47,042	15,070

Total liabilities	350,327	275,430
Commitments and contingencies (Note 11)
Redeemable non-controlling interest	—	4,000
Redeemable convertible preferred stock, $0.001 par value; 1,826,156 and 1,763,656 shares authorized; 959,033 and 896,533 shares issued and outstanding, aggregate liquidation preference of $244,213 and $194,213 as of June 30, 2021 and December 31, 2020, respectively	242,629	190,875
Stockholders’ deficit:
Common stock, $0.01 par value; 6,390,000 and 5,955,000 shares authorized; 2,329,752 and 2,150,217 shares issued and outstanding as of June 30, 2021 and December 31, 2020, respectively	2	2
Additional paid-in capital	287,495	186,279
Accumulated other comprehensive loss	(1,158)	(702)
Accumulated deficit	(444,207)	(392,113)

Total Sharecare stockholders’ deficit	(157,868)	(206,534)
Non-controlling interest in subsidiaries	2,070	2,203

Total stockholders’ deficit	(155,798)	(204,331)

Total liabilities, redeemable non-controlling interest, redeemable convertible preferred stock and stockholders’ deficit	$437,158	$265,974

The accompanying notes are an integral part of these consolidated financial statements.

SHARECARE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Unaudited)

(In thousands, except share and per share amounts)

	Six Months Ended June 30,
	2021	2020
Revenue	$188,068	$160,156
Costs and operating expenses:
Costs of revenue (exclusive of depreciation and amortization below)	93,028	80,247
Sales and marketing	23,556	17,889
Product and technology	36,266	21,146
General and administrative	38,752	37,680
Depreciation and amortization	13,850	13,047

Total costs and operating expenses	205,452	170,009

Loss from operations	(17,384)	(9,853)
Other income (expense):
Interest income	29	53
Interest expense	(14,105)	(15,423)
Other expense	(20,730)	(312)

Total other expense	(34,806)	(15,682)

Loss before income tax benefit	(52,190)	(25,535)
Income tax benefit	14	227

Net loss	(52,176)	(25,308)
Net loss attributable to non-controlling interest in subsidiaries	(82)	(268)

Net loss attributable to Sharecare, Inc.	$(52,094)	$(25,040)

Net loss per share attributable to common stockholders, basic and diluted	$(22.97)	$(12.34)
Weighted-average common shares outstanding, basic and diluted	2,268,107	2,107,613
Net loss	(52,176)	(25,308)
Other comprehensive loss adjustments:
Foreign currency translation	(371)	(1,788)

Comprehensive loss	(52,547)	(27,096)
Comprehensive (loss) income attributable to non-controlling interest in subsidiaries	3	(1,106)

Comprehensive loss attributable to Sharecare, Inc.	$(52,550)	$(25,990)

The accompanying notes are an integral part of these consolidated financial statements.

SHARECARE, INC.

CONSOLIDATED STATEMENTS OF REDEEMABLE NON-CONTROLLING INTEREST, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

(Unaudited)

(In thousands, except share amounts)

	Redeemable Non- Controlling Interest	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Sharecare Stockholders’ Deficit	Noncontrolling Interest	Total Stockholders’ Deficit
		Shares	Amount	Shares	Amount
Balance at December 31, 2020	$4,000	896,533	$190,875	2,150,217	$2	$186,279	$(702)	$(392,113)	$(206,534)	$2,203	$(204,331)
Stock options exercised	—	—	—	23,274	—	1,630	—	—	1,630	—	1,630
Issuance of warrants in connection with debt	—	—	—	—	—	38	—	—	38	—	38
Warrants converted to common stock	—	—	—	10,188	—	721	—	—	721	—	721
Issuance of common stock for doc.ai acquisition	—	—	—	118,376	—	81,292	—	—	81,292	—	81,292
Common stock issued to settle contingent consideration from acquisitions in prior years	—	—	—	15,131	—	—	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	—	14,386	—	—	14,386	—	14,386
Dissolution of noncontrolling interest and redeemable non-controlling interest for Visualize Health	(4,000)	—	—	12,566	—	4,136	—	—	4,136	(136)	4,000
Issuance of Series D redeemable convertible preferred stock, net of issuance costs and antidilution provisions	—	62,500	51,754	—	—	—	—	—	—	—	—
Net loss attributable to non-controlling interest in subsidiaries	—	—	—	—	—	—	(18)	—	(18)	(64)	(82)
Currency translation adjustment	—	—	—	—	—	—	(438)	—	(438)	67	(371)
Net loss attributable to Sharecare, Inc.	—	—	—	—	—	—	—	(52,094)	(52,094)	—	(52,094)
Other	—	—	—	—	—	(987)	—	—	(987)	—	(987)

Balance at June 30, 2021	$—	959,033	$242,629	2,329,752	$2	$287,495	$(1,158)	$(444,207)	$(157,868)	$2,070	$(155,798)

The accompanying notes are an integral part of these consolidated financial statements.

SHARECARE, INC.

CONSOLIDATED STATEMENTS OF REDEEMABLE NON-CONTROLLING INTEREST, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

(Unaudited)

(In thousands, except share amounts)

	Redeemable Non- Controlling Interest	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Sharecare Stockholders’ Deficit	Noncontrolling Interest	Total Stockholders’ Deficit
		Shares	Amount	Shares	Amount
Balance at December 31, 2019	$—	877,854	$183,983	2,083,916	$2	$155,617	$(1,202)	$(332,095)	$(177,678)	$3,251	$(174,427)
Stock options exercised	—	—	—	1,756	—	131	—	—	131	—	131
Issuance of redeemable noncontrolling interest for and stock for Visualize Health acquisitions	5,040	—	—	—	—	590	—	—	590	—	590
Change in fair value of redeemable noncontrolling interest in subsidiaries	960	—	—	—	—	(960)	—	—	(960)	—	(960)
Issuance of stock for Mindsciences acquisition	—	6,179	1,701	41,352	—	5,876	—	—	5,876	—	5,876
Other	—	—	—	—	—	135	—	—	135	—	135
Stock-based compensation expense	—	—	—	—	—	5,813	—	—	5,813	—	5,813
Net income attributable to non-controlling interest in subsidiaries	—	—	—	—	—	—	—	—	—	(268)	(268)
Currency translation adjustment	—	—	—	—	—	—	(950)	—	(950)	(838)	(1,788)
Net loss attributable to Sharecare, Inc.	—	—	—	—	—	—	—	(25,040)	(25,040)	—	(25,040)

Balance at June 30, 2020	$6,000	884,033	$185,684	2,127,024	$2	$167,202	$(2,152)	$(357,135)	$(192,083)	$2,145	$(189,938)

The accompanying notes are an integral part of these consolidated financial statements.

SHARECARE, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands, except share and per share amounts)

	Six Months Ended June 30,
	2021	2020
Cash flows from operating activities:
Net loss	$(52,176)	$(25,308)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization expense	13,850	13,047
Non-cash interest expense	4,141	7,369
Amortization of contract liabilities	(2,802)	(2,838)
Accretion of contract liabilities	780	1,026
Change in fair value of warrant liability and contingent consideration	21,656	272
Share-based compensation	14,386	5,813
Deferred income taxes	291	(724)
Other	(498)	528
Changes in operating assets and liabilities:
Accounts receivable, net and other receivables	(10,865)	9,018
Prepaid expenses and other assets	(10,827)	(6,328)
Accounts payable and accrued expense	3,323	2,140
Deferred revenue	18,821	1,311

Net cash provided by operating activities	80	5,326

Cash flows from investing activities:
Acquisition of Mindsciences	—	140
Acquisition of Visualize Health	—	(2,000)
Acquisition of doc.ai	(2,784)	—
Purchases of property and equipment	(244)	(921)
Capitalized internal-use software costs	(15,430)	(8,683)

Net cash used in investing activities	(18,458)	(11,464)

Cash flows from financing activities:
Proceeds from issuance of redeemable convertible preferred stock	50,000	—
Proceeds from issuance of debt	20,000	38,000
Repayment of debt	(33,293)	(30,000)
Proceeds from exercise of common stock options and common stock warrants	2,351	131
Payments on capital lease obligations	(416)	(762)
Financing costs in conjunction with the issuance of debt	(1)	—

Net cash provided by financing activities	38,641	7,369

Effect of exchange rates on cash and cash equivalents	(24)	(679)
Net increase in cash and cash equivalents	20,263	1,231
Cash and cash equivalents at beginning of period	22,603	23,678

Cash and cash equivalents at end of period	$42,842	$24,230

Supplemental disclosure of cash flow information:
Cash paid for interest	$6,947	$6,374
Cash paid for income taxes	$42	$9

The accompanying notes are an integral part of these consolidated financial statements.

Sharecare, Inc.

Notes to Unaudited Consolidated Financial Statements

(Unaudited)

1. Nature of Business and Significant Accounting Policies

Nature of Business

Sharecare, Inc. (“Sharecare” or the “Company”) was founded in 2009 to develop an interactive health and wellness platform and began operations in October 2010. Sharecare’s virtual health platform is designed to help people, providers, employers, health plans, government organizations, and communities optimize individual and population-wide well-being by driving positive behavior change. The platform is designed to connect each stakeholder to the health management tools they need to drive engagement, establish sustained participation, increase satisfaction, reduce costs, and improve outcomes. Sharecare bridges scientifically validated clinical programs with content to deliver a personalized experience for its members, beginning with the RealAge® test, Sharecare’s health risk assessment that shows members the true age of their body, capitalizing on people’s innate curiosity of how “young” they are to draw them into the platform. The Sharecare platform provides members with a personalized action plan to guide and educate them on the habits and behaviors making the biggest impact, both positive and negative, on their RealAge. Sharecare provides the resources members need to manage their health through lifestyle or disease management and coaching programs, such as diabetes management and smoking cessation, well-being solutions, such as financial health and anxiety management, and then care navigation tools such as find-a-doctor, prescription savings, clinical decision support, medical records, and more. Additionally, Sharecare, through its subsidiary Sharecare Health Data Services, LLC (“HDS”), provides secure, automated release of information, audit and business consulting services to streamline the medical records process for medical facilities.

Liquidity

Since its inception, the Company has relied upon capital raised through both the issuance of debt and equity to fund its operations and meet its obligations. The Company has incurred losses and as of June 30, 2021, the Company had an accumulated deficit of $444.2 million. However, the Company continues to integrate its service offerings and is actively pursuing new client agreements, while strategically pursuing new acquisitions.

As of July 31, 2021, available liquidity was approximately $433.9 million, comprised of $385.3 million of cash and cash equivalents and $48.6 million available under its Senior Secured Credit Agreement (see Note 6).

Consolidation Policy

The consolidated financial statements include the accounts of Sharecare, Inc. and its wholly owned subsidiaries: Lucid Global, Inc.; Healthways SC LLC; Sharecare Health Data Services, Inc.; HDS; Visualize Health, LLC; MindSciences, Inc.; SC-WHAI, LLC; Sharecare GMBH, a German-based subsidiary; Sharecare Digital Health International Limited; Sharecare SAS, a French-based subsidiary; Sharecare Services GMBH; Sharecare Australia Pty Limited, an Australian-based subsidiary; and Sharecare NZ Limited, a New Zealand-based subsidiary; doc.ai, Inc.; as well as Sharecare Brasil Servicos de Consultoria Ltda, a Brazil-based subsidiary in which Sharecare has a controlling interest. The Company entered into a joint venture with HInsight-Customer Care Holdings (HCA) — both the Company and HCA have an ownership in HICCH-SCL, LLC (HICCH-SCL).

All intercompany balances and transactions have been eliminated in consolidation.

SPAC Transaction

On February 12, 2021, the Company entered into an agreement and plan of merger (the “Merger Agreement” and the transactions contemplated thereby, the “Business Combination”) with Falcon Capital Acquisition Corp., a special purpose acquisition company (“FCAC”), FCAC Merger Sub Inc., a wholly-owned subsidiary of FCAC, and Colin Daniel, solely in his capacity as stockholder representative. Under the Merger Agreement, FCAC agreed to acquire all of the outstanding equity interests of the Company in a transaction valued at approximately $3.82 billion. On July 1, 2021, the parties to the Merger Agreement consummated the Business Combination, and the Company is now a wholly-owned subsidiary of FCAC, subsequently renamed “Sharecare, Inc.” The Business Combination is further described in Note 14.

Sharecare, Inc.

Notes to Unaudited Consolidated Financial Statements

(Unaudited)

1. Nature of Business and Significant Accounting Policies (cont.)

Segment Information

The Company operates as a single operating segment. The Company’s chief operating decision maker is its chief executive officer, who reviews financial information presented on a consolidated basis for purposes of making operating decisions, assessing financial performance and allocating resources for the entire company.

Unaudited Interim Financial Information

The accompanying interim consolidated balance sheet as of June 30, 2021, the interim consolidated statements of operations and comprehensive loss, redeemable non-controlling interest in subsidiaries, redeemable preferred stock, and stockholders’ deficit and cash flows for the six months ended June 30, 2021 and 2020 are unaudited. These unaudited interim consolidated financial statements are presented in accordance with the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) and do not include all disclosures normally required in annual consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). In management’s opinion, the unaudited interim consolidated financial statements have been prepared on the same basis as the annual financial statements and include all adjustments, which include only normal recurring adjustments, necessary for the fair presentation of the Company’s financial position as of June 30, 2021 and the Company’s consolidated results of operations and cash flows for the six months ended June 30, 2021 and 2020. The results of operations for the six months ended June 30, 2021 are not necessarily indicative of the results to be expected for the full fiscal year or any other future interim or annual periods. The information contained within the unaudited interim consolidated financial statements should be read in conjunction with the consolidated financial statements and the notes thereto included in the Company’s annual financial statements for the year ended December 31, 2020.

Use of Estimates

The preparation of these consolidated financial statements in conformity with U.S. GAAP requires the use of management estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions reflected in these consolidated financial statements are revenue recognition, the valuation of assets and liabilities acquired in business combinations, the useful lives of intangible assets and property and equipment, the valuation of common stock and income taxes. The Company bases its estimates on historical experience, known trends, and other market-specific or other relevant factors that it believes to be reasonable under the circumstances. On an ongoing basis, management evaluates its estimates, as there are changes in circumstances, facts and experience. Changes in estimates are recorded in the period in which they become known. Actual results may differ from those estimates or assumptions.

Business Combinations

The Company accounts for business acquisitions in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations. The Company measures the cost of an acquisition as the aggregate of the acquisition date fair values of the assets transferred by the acquirer, the liabilities incurred by the acquirer to former owners of the acquiree, and the equity instruments issued by the acquirer. Transaction costs directly attributable to the acquisition are expensed as incurred. The Company records goodwill for the excess of (i) the total costs of acquisition and fair value of any non-controlling interests over (ii) the fair value of the identifiable net assets of the acquired business.

Sharecare, Inc.

Notes to Unaudited Consolidated Financial Statements

(Unaudited)

1. Nature of Business and Significant Accounting Policies (cont.)

Contract Liabilities

In connection with an acquisition in a prior year, the Company recognized current and noncurrent contract liabilities, representing off-market values associated with: (i) an applications and technology servicing outsourcing agreement (fully amortized as of December 31, 2019 ), (ii) certain office lease agreements (amortization will continue through 2023) and (iii) certain wellness program royalty agreements (amortization will continue through 2023). Amortization of these contract liabilities for the six months ended June 30, 2021 was $2.8 million, of which $0.9 million was included within cost of revenues and $1.9 million was included in general and administrative expenses in the consolidated statements of operations and comprehensive loss. Amortization of these contract liabilities for the six months ended June 30, 2020 was $2.8 million, of which $0.8 million was included within cost of revenues and $2.0 million was included in general and administrative expenses in the consolidated statements of operations and comprehensive loss.

Deferred Revenue

The Company records contract liabilities pursuant to ASC 606 which consist of deferred revenue and contract billings in excess of earned revenue.

Deferred revenues arise from contracts that permit upfront billing and collection of fees covering the entire contractual service period, generally six to twelve months and in advance of the satisfaction of the performance obligations identified within the related contract. As of June 30, 2021 and December 31, 2020, such fees were $30.4 million and $9.9 million, respectively. The Company recognized $6.2 million of revenue during the six months ended June 30, 2021 that was included in deferred revenue at December 31, 2020.

Revenue Recognition

Performance-Based Revenue

Certain contracts place a portion of fees at risk based on achieving certain performance metrics, such as customer cost savings, and/or clinical outcomes improvements (performance-based). Sharecare uses the most likely amount method to estimate variable consideration for these performance guarantees. The Company includes in the transaction price some or all of an amount of variable consideration only to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved. Sharecare utilizes customer data in order to measure performance. Performance-based fees subject to refund that the Company has not recognized as revenues are generally due to either: (1) data from the customer is insufficient or incomplete to measure performance; or (2) interim performance measures indicate that the Company is not currently meeting performance targets. As of June 30, 2021 and December 31, 2020, such fees included within deferred revenue were $4.6 million and $5.9 million, respectively.

In the event performance levels are not met by the end of the measurement period, typically one year, some or all of the performance-based fees are required to be refunded. During the settlement process under a contract, which generally occurs six to eight months after the end of a contract year, performance-based fees are reconciled and settled. Approximately $5.3 million and $4.6 million of revenues recognized during the six months ended June 30, 2021 and 2020, respectively, were performance-based. As of June 30, 2021 and June 30, 2020, the cumulative amount of performance-based revenues that had met the criteria for recognition and had been recognized but had not yet been settled with customers, totaled $2.7 million and $4.4 million, respectively. During the six months ended June 30, 2021, $2.6 million was recognized in revenue that related to services provided prior to December 31, 2020.

Remaining Performance Obligations

Remaining performance obligations represent contracted revenues that are non-cancellable and have not yet been recognized due to unsatisfied or partially satisfied performance obligations. This includes deferred revenues and amounts that will be invoiced and recognized as revenues in future periods. As of June 30, 2021, future estimated revenue related to performance obligations with terms of more than one year that are unsatisfied or partially unsatisfied at the end of the reporting period was approximately $147.4 million. As of June 30, 2021, the Company expects to recognize revenue on approximately 52% of these unsatisfied performance obligations over the following 24 months and the remainder thereafter.

Sharecare, Inc.

Notes to Unaudited Consolidated Financial Statements

(Unaudited)

1. Nature of Business and Significant Accounting Policies (cont.)

Disaggregated Revenue

The following table presents the Company’s revenues disaggregated by revenue source (in thousands):

	Six Months Ended June 30,
	2021	2020
Enterprise	$113,550	$96,417
Provider	42,155	40,336
Consumer	32,363	23,403

Total Revenue	$188,068	$160,156

Other Expenses

For the six months ended June 30, 2021 and 2020, other expenses consisted of the following (in thousands):

	Six Months Ended June 30,
	2021	2020
Re-measurement of contingent consideration	$15,499	$272
Re-measurement of warrant liabilities	6,157	—
Other	(926)	40

Total other expenses	$20,730	$312

Accounting Standards Not Yet Adopted

As an emerging growth company (“EGC”), the Jumpstart Our Business Startups Act (“JOBS Act”) allows the Company to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are applicable to private companies (that is, those that have not had a registration statement under the Securities Act of 1933, as amended, declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended). The Company has elected to use this extended transition period under the JOBS Act until such time as the Company is no longer considered to be an EGC. The adoption dates discussed below reflect this election.

In February 2016, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) ASU 2016-02, Leases (Topic 842). Lessees will need to recognize almost all leases on their balance sheet as a right-of-use asset and a lease liability. For income statement purposes, FASB retained a dual model, requiring leases to be classified as either operating or finance. Classification will be based on criteria that are largely similar to those applied in current lease accounting, but without explicit bright lines. Lessor accounting is similar to the current model but updated to align with certain changes to the lessee model and the new revenue recognition standard. The standard will be effective beginning after December 15, 2021. Early adoption is permitted. The Company is currently evaluating this new standard and the impact it will have on its consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”), intended to improve the timing, and enhance the accounting and disclosure, of credit losses on financial assets. This update modified the existing accounting guidance related to the impairment evaluation

Sharecare, Inc.

Notes to Unaudited Consolidated Financial Statements

(Unaudited)

1. Nature of Business and Significant Accounting Policies (cont.)

for available-for-sale debt securities, reinsurance recoverables, and premiums receivables and could result in the creation of an allowance for credit losses as a contra asset account. The ASU requires a cumulative-effect change to retained earnings in the period of adoption and prospective changes on previously recorded impairments, to the extent applicable. The amendments in ASU 2016-13 are effective for fiscal years beginning after December 15, 2022. Although the Company does not expect that adoption will have a significant impact on its consolidated financial statements, it will continue to analyze the impact of the adoption of this standard.

2. Fair Value Measurements

The Company’s financial instruments consist of cash equivalents, accounts receivable, accounts payable and accrued liabilities. Cash equivalents are stated at amortized cost, which approximates fair value at the balance sheet dates, due to the short period of time to maturity. Accounts receivable, accounts payable, and accrued liabilities are stated at their carrying value, which approximates fair value due to the short time to the expected receipt or payment date. The warrant liabilities and contingent consideration relate to a previous acquisition and are recorded at fair value.

The following tables present the fair value hierarchy for assets and liabilities measured at fair value as of (in thousands):

	June 30, 2021
	Level 1	Level 2	Level 3	Total Fair Value
Cash equivalents
Money market funds	$11,191	$—	$—	$11,191

Total cash equivalents	$11,191	$—	$—	$11,191

Liabilities
Warrant liabilities	$—	$—	$11,120	$11,120
Contingent consideration – debt	—	—	1,905	1,905
Contingent consideration – other liabilities	—	—	39,557	39,557

Liabilities	$—	$—	$52,582	$52,582

The Company classified the warrant liabilities and contingent consideration as Level 3 fair value measurements because the Company determines their fair value using unobservable inputs. Fair values of the warrants were estimated using the Black-Scholes model with inputs based on the Company’s estimated stock price, the exercise price, expected volatility, and expected term. The fair value of the contingent consideration — debt was estimated based on the Company’s estimated stock price at the acquisition but capped at the exchange price, and number of shares expected to be issued in connection with certain indemnification provisions of the HDS acquisition. The fair value of the contingent consideration — accrued expenses and other current liabilities was estimated based on the Company’s estimated stock price and number of shares expected to be issued related to the doc.ai acquisition. The fair value of the contingent consideration — other liabilities was estimated based on the Company’s estimated stock price and number of shares expected to be issued from acquisitions in prior years.

The following is a schedule of changes to the warrant liability balance for the periods presented (in thousands):

December 31, 2020	$4,963
Re-measurement of warrants (other expense)	6,157

June 30, 2021	$11,120

Sharecare, Inc.

Notes to Unaudited Consolidated Financial Statements

(Unaudited)

2. Fair Value Measurements (cont.)

The following is a schedule of changes to the contingent consideration — other liabilities for the periods presented (in thousands):

December 31, 2020	$7,366
Contingent consideration from acquisition	10,305
Antidilution provision for Series D redeemable convertible preferred stock	6,387
Re-measurement of contingent consideration (other expense)	15,499

June 30, 2021	$39,557

There was no change in the fair value of the contingent consideration — debt for the six months ended June 30, 2021.

3. Balance Sheet Components

Accrued Expenses and Other Current Liabilities

As of June 30, 2021 and December 31, 2020, accrued expenses and other current liabilities consisted of the following (in thousands):

	June 30, 2021	December 31, 2020
Accrued expenses	$21,253	$15,632
Accrued note payable for doc.ai	14,000	—
Accrued compensation	12,066	14,728
Accrued contingent consideration	—	—
Accrued media costs	3,045	5,279
Accrued taxes	792	771
Accrued other	3,843	4,648

Total accrued expenses and other current liabilities	$54,999	$41,058

4. Acquisitions

On February 22, 2021, the Company acquired all outstanding equity interests of doc.ai with the intent of acquiring its developed technology and customer relationships. The total preliminary purchase price consideration in connection with the acquisitions is $120.6 million, consisting of $29.0 million of cash, $15.0 million upon closing and $14.0 million to be paid via a note payable, $10.3 million of contingent consideration (comprised of up to 16,079 shares of common stock and up to 4,348 stock options), and 126,847 shares of common stock and 34,302 stock options totaling $81.3 million. The preliminary fair value of the assets acquired and liabilities assumed in connection with the acquisition are as follows (in thousands):

Sharecare, Inc.

Notes to Unaudited Consolidated Financial Statements

(Unaudited)

4. Acquisitions (cont.)

Cash	$12,217
Prepaid expenses	244
Other current assets	400
Developed technology	15,668
Customer relationships	21,122
Goodwill	79,586
Accounts payable and other accrued liabilities	(5,754)
Deferred revenue	(1,681)
Debt	(904)
Other long term liabilities	(302)

Total	$120,596

The fair value assigned to the developed technology was determined using the relief from royalty method. The customer relationships were determined primarily using the multi-period excess earnings method, which estimates the direct cash flow expected to be generated from the existing customers acquired. The Company incurred transaction related expenses of $0.7 million which were recorded under general and administrative expenses in the consolidated statement of operations and comprehensive loss. The goodwill resulting from this acquisition is not tax deductible.

The initial accounting for the business combination is incomplete. Specifically, the identification, measurement, and estimation of useful lives (if applicable) of intangible assets, the measurement of the fair value of the assets acquired and liabilities assumed, and the related income tax impacts of the transaction are still in process. The Company will update subsequent financial statements with updates to its disclosures as additional progress is made to account for the transaction.

The results of operations of the acquisition have been included in the Company’s consolidated statements of operations and comprehensive loss from the acquisition date. Revenue since the acquisition date through June 30, 2021 was approximately $6.6 million. Goodwill represents the excess of the purchase consideration over the estimated acquisition date fair value of the net tangible and intangible assets acquired and liabilities assumed. Goodwill also represents the future benefits as a result of the acquisition that will enhance the Company’s products available to both new and existing customers and increase the Company’s competitive position.

Sharecare, Inc.

Notes to Unaudited Consolidated Financial Statements

(Unaudited)

5. Goodwill and Other Intangible Assets and Liabilities

Intangible assets and the related accumulated amortization for each class of intangible assets as of June 30, 2021 and December 31, 2020 were as follows (in thousands):

	June 30, 2021
	Cost	Accumulated Amortization	Net	Weighted Average Remaining Life
Definite-lived, intangible assets
Technology – features/content	$54,360	$(22,359)	$32,001	10.7
Trade name	3,792	(3,745)	47	3.9
Customer relationships	68,282	(24,562)	43,720	11.8
Internal-use software	93,214	(61,266)	31,948	2.2

Total definite-lived, intangible assets	$219,648	$(111,932)	$107,716

Intangible assets not subject to amortization
Internal-use software projects in process	$7,687	$—	$7,687
Indefinite-lived, trade names	5,030	—	5,030

Total intangible assets not subject to amortization	$12,717	$—	$12,717

Total intangible assets	$232,365	$(111,932)	$120,433

	December 31, 2020

	Cost	Accumulated Amortization	Net	Weighted Average Remaining Life

Definite-lived, intangible assets
Technology – features/content	$38,803	$(20,721)	$18,082	7.7
Trade name	3,792	(3,739)	53	4.4
Customer relationships	47,160	(22,340)	24,820	7.5
Internal-use software	81,492	(52,299)	29,193	2.3

Total definite-lived, intangible assets	$171,247	$(99,099)	$72,148

Intangible assets not subject to amortization
Internal-use software projects in process	$1,069	$—	$1,069
Indefinite-lived, trade names	5,030	—	5,030

Total intangible assets not subject to amortization	$6,099	$—	$6,099

Total intangible assets	$177,346	$(99,099)	$78,247

Sharecare, Inc.

Notes to Unaudited Consolidated Financial Statements

(Unaudited)

5. Goodwill and Other Intangible Assets and Liabilities (cont.)

The following tables set forth the changes in the carrying amount of the Company’s goodwill for periods presented (in thousands):

December 31, 2019	$62,939
Additions	12,080
Foreign currency translation adjustment	717

December 31, 2020	75,736
Additions	79,586
Foreign currency translation adjustment	(272)

June 30, 2021	$155,050

Goodwill and intangible assets deemed to have indefinite lives are not amortized, but are subjected to annual tests of impairment. The Company tests goodwill and indefinite-lived intangible assets for impairment annually in the fourth quarter of each year, whenever events or circumstances indicate an impairment may have occurred, or when a change in the composition of reporting units occurs. The Company performs its annual tests using a discounted cash flow analysis. There have been no impairments of goodwill since the Company’s inception.

Amortization expense for the intangible assets of the Company during the six months ended June 30, 2021 and 2020 totaled $12.6 million and $11.7 million, respectively, and is included in depreciation and amortization in the consolidated statements of operations and comprehensive loss.

The following is a schedule of estimated future amortization expense for intangible assets as of June 30, 2021 (in thousands):

Year ending December 31:
Remainder of 2021	$13,397
2022	21,017
2023	16,403
2024	9,261
2025	7,823
Thereafter	39,815

Total	$107,716

Sharecare, Inc.

Notes to Unaudited Consolidated Financial Statements

(Unaudited)

6. Debt

Debt is comprised of the following as of the periods presented (in thousands):

Description	June 30, 2021	December 31, 2020
Senior Secured Credit Agreement, interest payable at either prime + 2.0% subject to a floor or LIBOR + 2.75%, due February 2023 (inclusive of paid in kind interest; the related fees of $455 and $595 as of June 30, 2021 and December 31, 2020, respectively, are presented as other long term assets on the consolidated balance sheets)	$22	$13,059
Second Lien Credit Agreement, interest payable at 12.375%, due May 2023 ($40,000 principal amount), and paid in-kind interest of $1,374 as of June 30, 2021 and December 31, 2020.	40,226	39,920
Series B-3 convertible notes, interest payable at 10%, due August 2023, ($95,000 principal amount at June 30, 2021 and December 31, 2020), and paid in-kind interest of $9,161 and $7,176 as of June 30, 2021 and December 31, 2020, respectively.	93,508	89,037
Series B-4 convertible notes, interest payable at 10%, due August 2023, ($25,000 principal amount as of June 30, 2021 and December 31, 2020), and paid in-kind interest of $2,047 and $1,549 as of June 30, 2021 and December 31, 2020, respectively.	25,696	24,884
Series B convertible promissory note to Claritas Capital, interest payable at 10%, due August 2023 ($5,000 principal amount as of June 30, 2021 and December 31, 2020), and paid in-kind interest of $503 and $371 as of June 30, 2021 and December 31, 2020, respectively.	5,141	4,924
Contingent consideration payable to HDS selling stockholders	1,905	1,905
Note payable	400	400
Amounts due under capital leases	1,093	651

Total debt	167,991	174,780
Less current portion	(1,157)	(1,011)

Total long-term debt	$166,834	$173,769

The Company’s debt is stated at its carrying amount. The fair value of the Company’s debt as of June 30, 2021 was approximately $183.2 million, a Level 3 fair value measurement.

7. Income Taxes

As a result of the Company’s history of net operating losses, the Company has provided for a full valuation allowance against its deferred tax assets. For the six months ended June 30, 2021, the Company recognized income tax benefit of $14 thousand, primarily due to tax on foreign income. For the six months ended June 30, 2020, the Company recognized an income tax benefit of $0.2 million, primarily due to tax on foreign income and a reduction in the U.S. valuation allowance related to recent domestic acquisitions.

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) was enacted and signed into law. The CARES Act includes a number of income tax changes, including, but not limited to, (i) permitting net operating loss carrybacks to offset 100% of taxable income for taxable years beginning before 2021, (ii) accelerating AMT tax refunds, (iii) temporarily increasing the allowable business interest deduction from 30% to 50% of adjusted taxable income, and (iv) providing a technical correction for depreciation as relates to qualified improvement property. The Company has evaluated the impact of the CARES Act and does not expect the CARES Act will result in a material impact.

Sharecare, Inc.

Notes to Unaudited Consolidated Financial Statements

(Unaudited)

8. Redeemable Convertible Preferred Stock

The following is a schedule of authorized, issued and outstanding shares and amounts of each series of redeemable convertible preferred stock (“Preferred Stock”) as of June 30, 2021 (in thousands, except share amounts):

Class of stock	Shares Authorized	Shares issued and outstanding	Net carrying value	Aggregate liquidation preference
Series A	67,659	67,659	$14,680	$15,000
Series B	326,582	280,672	69,542	70,132
Series B-1	350,000	292,805	31,491	31,491
Series B-2	152,551	152,551	37,960	38,118
Series B-3	450,197	—	—	—
Series B-4	166,667	16,667	4,980	5,000
Series C	250,000	86,179	32,222	34,472
Series D	62,500	62,500	51,754	50,000

	1,826,156	959,033	$242,629	$244,213

On April 7, 2021, the Company issued and sold 62,500 shares of Series D redeemable convertible preferred stock (the “Series D Preferred Shares”) (subject to the potential issuance of additional Series D Preferred Shares pursuant to certain anti-dilution rights of the holders of the Series D Preferred Shares) for an aggregate cash purchase price of $50.0 million. The Company recorded the Series D Preferred Shares at fair value of $51.8 million and contingent consideration related to the anti-dilution provision of $6.4 million. The amount recorded in excess of cash received represents a non-cash payment for up front costs of $8.2 million, which is recorded in prepaid assets and other long term assets.

The Series D Preferred Shares have substantially similar terms as the Company’s existing redeemable convertible preferred stock, except that the Series D Preferred Shares have a liquidation preference over all other series of the Company’s redeemable convertible preferred stock and are not subject to certain mandatory conversion provisions which apply to the other series of the Company’s redeemable convertible preferred stock (including mandatory conversion in connection with the proposed SPAC transaction). The Series D Preferred Shares converted into 5,000,000 shares of preferred stock of New Sharecare (as defined in Note 14) upon consummation of the Business Combination in accordance with the terms of the Merger Agreement (such preferred shares, the “New Sharecare Series A Convertible Preferred Shares”).

The New Sharecare Series A Convertible Preferred Shares will be convertible one to one (subject to customary adjustments) into common stock of New Sharecare at any time by the holder. Beginning three years after the issue date, New Sharecare will be entitled to force conversion of the New Sharecare Series A Convertible Preferred Shares into common stock of New Sharecare if the closing price of New Sharecare’s common stock exceeds 130% of the issue price for 20 out of 30 consecutive trading days. On the fifth anniversary of the issue date, New Sharecare will be required to redeem any outstanding New Sharecare Series A Convertible Preferred Shares at the issue price. The New Sharecare Series A Convertible Preferred Shares will vote on an as-converted basis with all other shares of New Sharecare common stock.

Sharecare, Inc.

Notes to Unaudited Consolidated Financial Statements

(Unaudited)

8. Redeemable Convertible Preferred Stock (cont.)

Classification of Redeemable Convertible Preferred Stock

The deemed liquidation preference provisions of the redeemable convertible preferred stock are considered contingent redemption provisions that are not solely within the Company’s control. Accordingly, the redeemable convertible preferred stock has been presented outside of permanent equity in the mezzanine section of the consolidated balance sheets. Because the occurrence of a deemed liquidation event is not currently probable, the carrying values of the convertible preferred stock are not being accreted to their redemption values. Subsequent adjustments to the carrying values to the convertible preferred stock would be made only when a deemed liquidation event becomes probable.

9. Common Stock and Stockholders’ Deficit

As of June 30, 2021, the Company was authorized to issue up to 6,390,000 shares of common stock.

As of June 30, 2021, there was 934 shares of common stock issuable to the former stockholders of acquired entities by the Company in prior years.

Warrants

In connection with debt and equity financings and certain partnership arrangements, the Company may issue warrants. As of June 30, 2021, the following warrants were issued and outstanding:

Classification	Underlying Security	Warrants Outstanding	Exercise Price per Share
Equity	Common	184,472	$0.01 – $400.00
Liability	Common	18,181	$0.01 – $186.99

Share-based Payments

The Company may at times grant stock options to both employees and nonemployees. A summary of the status of the Company’s stock options for the periods presented is presented below:

	Number of Options	Weighted- Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (in thousands)
Outstanding as of December 31, 2020	1,513,142	$89.32	7.27	$341,501
Granted	135,046	342.79
Exercised	(23,273)	70.12		11,959
Cancelled/Forfeited	(24,589)	104.64

Outstanding as of June 30, 2021	1,600,326	$110.83	7.09	$961,193
Vested and exercisable as of June 30, 2021	1,070,866	$90.98	6.19	$664,439
Vested and exercisable as of December 31, 2020	1,009,522	$85.57	6.30	$231,621

Sharecare, Inc.

Notes to Unaudited Consolidated Financial Statements

(Unaudited)

9. Common Stock and Stockholders’ Deficit (cont.)

The following table illustrates share-based compensation expense for employee and nonemployee options for the six months ended June 30, 2021 and 2020 (in thousands):

	Six Months Ended June 30,
	2021	2020
Cost of revenues	$28	$13
Sales and marketing	857	193
Product and technology	10,000	108
General and administrative	3,501	5,499

Total share-based compensation	$14,386	$5,813

10. Noncontrolling Interests

Equity Noncontrolling Interests

In connection with the Company’s acquisition of Population Health, the Company acquired a 51% controlling interest in Healthways Brasil Servicos de Consultoria Ltda. (“Healthways Brazil”). The Company consolidates its investment in Healthways Brazil and records the 49% interest as a non-controlling interest as a component of equity.

Redeemable Noncontrolling Interests

In conjunction with the Visualize Health acquisition, the Company issued 15,000 shares of HDS-VH Holdings, Inc. to the sellers as part of purchase consideration which resulted in the sellers obtaining a noncontrolling interest. Additionally, the Company issued a put right which gives these shareholders the right to put the 15,000 back to Sharecare in the future, resulting in the redeemable non-controlling interests classification outside of permanent equity in the Company’s consolidated balance sheet. During the six months ended June 30, 2021, HDS-VH Holdings, Inc. was dissolved and became Visualize Health, LLC, a wholly owned subsidiary of the Company, and outstanding shares were exchanged at a one to one ratio for the Company’s common stock. As such, there was no redeemable noncontrolling interests as of June 30, 2021.

11. Commitments and Contingencies

Legal Matters

From time to time, the Company is subject to litigation in the normal course of business. The Company is of the opinion that, based on the information presently available, the resolution of any such legal matters will not have a material adverse effect on the Company’s consolidated financial position, results of operations or cash flows. The Company has accrued for losses that are both probable and estimable. Reasonably possible losses in excess of amounts accrued are immaterial to the financial statements.

The Company is party to agreements which may require payments of $0 to $15 million to counterparties, for example upon certain qualifying liquidity events such as a change of control transaction. The Company does not believe the Merger Agreement (as discussed further in Note 1) will constitute a qualifying liquidity event under the agreements.

12. Related-Party Transactions

Certain amounts of the Company’s long-term debt outstanding are due to related parties. As of June 30, 2021 and December 31, 2020, $77.2 million and $75.7 million, respectively, of the Company’s Series B convertible notes, Series B-3 convertible notes and Series B-4 convertible notes were due to related parties. See Note 6 for further details regarding the terms of the related debt instruments.

Sharecare, Inc.

Notes to Unaudited Consolidated Financial Statements

(Unaudited)

12. Related-Party Transactions (cont.)

The Company’s largest customer is an investor in Series B-3 convertible notes and had a designated board representative prior to the Business Combination and accordingly is a related party. The Company recorded revenues of $25.0 million and $30.1 million for the six-months ended June 30, 2021 and 2020, respectively. In addition, accounts receivable was $7.2 million and $9.5 million as of June 30, 2021 and December 31, 2020, respectively.

Sharecare has the exclusive right to license the Dr. Dean Ornish Program for Reversing Heart DiseaseTM, a research-based lifestyle management program developed by Dr. Dean Ornish focusing on nutrition, activity, stress management, and love and support (the “Ornish Program”). A royalty agreement with Dr. Ornish, a former employee of the Company, guarantees the greater of $1.2 million or 15% of revenues of the Ornish Program on an annual basis. The royalty earned by the Ornish Program for six months ended June 30, 2021 and 2020 totaled $0.6 million for each respective period.

Sul América Serviços de Saúde S.A. (Sul América), is a customer of and owns 49% interest in Sharecare Brasil Servicios de Consultoria, Ltda. As of June 30, 2021 and December 31, 2020, $2.4 million and $2.2 million, respectively, in receivables were outstanding with Sul América. Revenues recognized for the six-month period ended June 30, 2021 and 2020 totaled $6.0 million and $6.7 million, respectively.

The Company has a related party who performs sales and sales support services including the collection of outstanding AR for transactions processed on the Company’s behalf. As of June 30, 2021 and December 31, 2020, $0.3 million and $0.6 million, respectively, in receivables were outstanding from this company. Revenues recognized for the six months ended June 30, 2021 and 2020 totaled $0.3 million and $2.0 million, respectively. The Company paid $29 thousand and $0.2 million for the six months ended June 30, 2021 and 2020 in connection with these services.

The Company’s investor in its Series D Preferred Shares (see Note 8) is also a customer and had a designated board representative prior to the Business Combination. As of June 30, 2021, $4.5 million in receivables were outstanding from this company. Revenues recognized for the six months ended June 30, 2021 and 2020 totaled $6.9 million and $2.6 million, respectively.

13. Net Loss Per Share

Basic and diluted net loss per share attributable to common stockholders was calculated as follows (in thousands, except share and per share amounts):

	Six Months Ended
	June 30, 2021	June 30, 2020
Numerator
Net loss	$(52,176)	$(25,308)
Less: Redeemable noncontrolling interest remeasurement	—	(960)
Less: Net loss attributable to non-controlling interest in subsidiaries	82	268

Loss available to common stockholders	$(52,094)	$(26,000)
Denominator
Weighted-average common shares outstanding, basic and diluted	2,268,107	2,107,613
Net loss per share attributable to common stockholders, basic and diluted	$(22.97)	$(12.34)

Sharecare, Inc.

Notes to Unaudited Consolidated Financial Statements

(Unaudited)

13. Net Loss Per Share (cont.)

The Company’s potential dilutive securities as of June 30, 2021 and June 30, 2020, which include stock options, warrants to purchase common stock, and contingently issued shares, have been excluded from the computation of diluted net loss per share as the effect would be to reduce the net loss per share. Therefore, the weighted-average number of common shares outstanding used to calculate both basic and diluted net loss per share attributable to common stockholders is the same. The Company excluded the following potential common shares equivalents presented based on amounts outstanding at each period end, from the computation of diluted net loss per share attributable to common stockholders for the periods indicated because including them would have had an anti-dilutive effect:

	Six Months Ended
	June 30, 2021	June 30, 2020
Convertible debt	529,041	490,350
Stock options	1,250,082	869,837
Warrants to purchase common stock	177,105	104,691
Redeemable convertible preferred stock	925,339	879,176
Contingently issued shares	17,570	18,303

Total	2,899,137	2,362,357

14. Subsequent Events

In accordance with ASC 855, Subsequent Events, the Company evaluated subsequent events through August 12, 2021, the date the consolidated financial statements were available to be issued and, as a result, is reporting the following:

On June 29, 2021, FCAC held a special meeting of stockholders (the “Special Meeting”) at which the FCAC stockholders considered and adopted, among other matters, the Merger Agreement. On July 1, 2021, the parties to the Merger Agreement consummated the Business Combination and related transactions. Pursuant to the Merger Agreement, FCAC has acquired all of the outstanding equity interests of the Company in a transaction valued at approximately $3.82 billion. The Company is now wholly-owned subsidiaries of FCAC, which was renamed “Sharecare, Inc.” and is referred to herein as “New Sharecare.” At closing, the Company’s stockholders received an aggregate of 271,051,959 shares of New Sharecare common stock and approximately $91.7 million in cash consideration paid on a pro rata basis with respect to Cash Electing Shares (as defined in the Merger Agreement). In addition, under the Merger Agreement, existing Company options and unvested warrants were converted into options and unvested warrants of FCAC, respectively. Company stockholders are also entitled to an earnout as set forth in the Merger Agreement. As a result of the Business Combination, New Sharecare received gross proceeds of over $571 million, prior to transaction expenses and payment of cash consideration.

Prior to the Special Meeting, holders of 19,864,030 shares of FCAC’s Class A common stock sold in FCAC’s initial public offering exercised their right to redeem those shares for cash at a price of $10.00 per share, for an aggregate of approximately $198.6 million. Immediately after giving effect to the Business Combination (including as a result of the redemptions described above), there were 333,900,179 issued and outstanding shares of New Sharecare common stock (excluding the Earnout Shares (as defined in the Merger Agreement)). In addition, at the closing of the Business Combination, New Sharecare issued 5,000,000 Series A Convertible Preferred Shares upon conversion of the Series D Preferred shares held by one investor in accordance with the terms of the Merger Agreement.

During July 2021, the Company settled substantially all of its existing indebtedness, totaling $178.4 million with the proceeds from the Merger Agreement. The Company still maintains its Senior Secured Credit Agreement however has not drawn on the revolving line of credit.

Sharecare, Inc.

Notes to Unaudited Consolidated Financial Statements

(Unaudited)

14. Subsequent Events (cont.)

Acquisition of CareLinx Inc.

Overview

On August 11, 2021, Sharecare entered into and closed a Stock Purchase Agreement acquiring all of the outstanding equity interest of CareLinx Inc., located in Burlingame, California. CareLinx Inc. is a nationwide home care platform that delivers intermittent on-demand personal care services in the homes of patients, while facilitating rich data capture, population health analytics, and real-time care coordination with remote clinical teams. Under the terms of the Stock Purchase Agreement, the transaction is valued at approximately $65 million, consisting of cash and shares of New Sharecare common stock, subject to working capital adjustments.

The initial accounting for the business combination is incomplete. Specifically, the identification, measurement, and estimation of useful lives (if applicable) of intangible assets, the measurement of the fair value of the assets acquired and liabilities assumed, and the related income tax impacts of the transaction are still in process. The Company will update subsequent financial statements with updates to its disclosures as additional progress is made to account for the transaction.